  Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-3 (Amendment No. 1) to be filed on or about September 17, 2020 constituting part of the Registration Statement on Form S-3 (Amendment No. 1) of our report dated March 30, 2020, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2019 and 2018 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2019. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Form S-3 (Amendment No. 1).

/s/ Mazars USA LLP
New York, New York
September 17, 2020